As filed with the Securities and Exchange Commission on July 17, 2002

Registration No. 333-

Securities and Exchange Commission
Washington, D.C.  20549

Form S-3
Registration Statement
Under
The Securities Act of 1933

General Electric Company
(Exact name of registrant as specified in its charter)

New York	14-0689340
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3135 Easton Turnpike
Fairfield, Connecticut 06828
(Address of Principal Executive Offices, including Zip Code)

Robert E. Healing
Corporate Counsel
3135 Easton Turnpike
Fairfield, Connecticut 06828
(Name and address of agent for service)
(203) 373-2243
(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public: From time to time following the effectiveness of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  /  /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  /X/

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.06 par value	30,000,000 shares	$26.89	$806,700,000	$74,216.40(3)

(1)   Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

(2)   Calculated pursuant to Rule 457(c), based on the average of the high and low prices for the Common Stock on the New York Stock Exchange Composite Tape for July 15, 2002.

(3)   GE previously paid a registration fee of $11,757,593.15 upon the filing of the registration statement on Form S-4 initially filed by GE on November 13, 2000 (Registration No. 333-49710) in connection with the planned merger of Honeywell International Inc. into a wholly owned subsidiary of GE. This transaction was not consummated and the shares registered under Registration No. 333-49710 were not issued. Pursuant to Rule 457(p), the registration fee of $98,410.75 for the registration statement on Form S-4 initially filed by GE on December 28, 2001 (Registration No. 333-76066) and the registration fee of $4,600,000 for the registration statement on Form S-3 initially filed by General Electric Capital Corporation, a wholly owned subsidiary of GE, on March 18, 2002 (Registration No. 333-84462) were offset against the total registration fee paid on the earlier registration statement, leaving a balance of $7,059,182.40 on the fee paid for Registration No. 333-49710. Pursuant to Rule 457(p), the full amount of the registration fee currently due for this Registration Statement has been offset against the remaining balance of the fee paid for Registration No. 333-49710. After such offset a balance of  $6,984,966.00 remains from the fee paid for Registration No. 333-49710.

            The prospectus included in this Registration Statement shall also serve as an updated prospectus for Registration Statement No. 333-46551.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

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GE STOCK DIRECT

            GE Stock Direct offers you the opportunity to:

  Buy shares of General Electric Company ("GE") common stock conveniently and economically, even if you are not already a GE share owner.

  If you wish, reinvest dividends on GE stock in additional shares of GE.

  Sell or transfer shares of GE stock held in your account.

  Send in your GE stock certificates for safekeeping.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is July    , 2002.

This Prospectus describes GE Stock Direct (the "Plan", "we" or "us").  The purpose of the Plan is to promote long-term investment in GE stock.  Before enrolling in the Plan, read this Prospectus carefully.

Plan Summary

Enrollment.  To enroll in the Plan, you must be a record owner of GE stock, or you may become a record owner by buying a minimum of $250.00 of GE stock through the Plan when you enroll.  If you are not a record owner, there is a one-time $7.50 registration fee for your initial purchase of GE stock.

Plan Account.  When you enroll in the Plan, an account will be opened in your name(s) to hold the shares of GE stock you buy.  The shares in the account will be held in "book entry" form.   Instead of receiving stock certificates, you will receive statements of your account.  You may obtain stock certificates for shares held in your account at any time, upon request and without charge.

Dividends.  You may choose to reinvest dividends on any or all shares in your Plan account, or to receive cash dividends.  If you have your dividends reinvested, the shares purchased will be added to your Plan account.  There is no fee for dividend reinvestment.

Additional Purchases.  You may make additional purchases of GE stock through the Plan.  You may buy from $10.00 up to $10,000.00 of GE stock per transaction, as often as once a week.  Purchases paid by check or money order incur a $3.00 fee per transaction.  You may also make automatic monthly purchases by means of electronic funds transfer from your bank, for a $1.00 fee per transaction.

Safekeeping.  You may send your GE stock certificates to us for safekeeping.  The shares will be converted to book entry shares held in a Plan account.  You may obtain stock certificates for shares held in your account at any time.  There is no fee for safekeeping or for delivery of certificates upon request.

Selling Shares in Your Account.  You may sell shares held in your account, at the market price.  A transaction fee of $10.00, plus $0.15 per share, will be deducted from the proceeds.

Transferring Shares.  You may transfer shares in your account to another person without charge.

Contacting Us.  GE's transfer agent, The Bank of New York, acts as agent for participants in the Plan and administers the Plan for GE.  You can contact us by:

Telephone:	1-800-STOCK-GE (1-800-786-2543)

Internet:	http://stock.bankofny.com/ge/. This URL is an inactive textual reference and is not intended to incorporate any content of Bank of New York's website into this prospectus

Mail:	GE Stock Direct; c/o The Bank of New York
P.O. Box 19552; Newark, NJ 07195-0552

Courier:	GE Stock Direct; c/o The Bank of New York 101 Barclay Street; New York, NY 10007

Forms.  Each Plan statement that you receive will contain a tear-off form that can be used for any future Plan transactions.  Call us for additional forms.

Transaction Fees.  You are responsible for the transaction fees described in this Prospectus.   Non-record holders will be charged a one-time $7.50 registration fee.   The fees shown below for additional purchases and sales of stock will apply to each purchase or sale in your account.  There are no fees for dividend reinvestment or safekeeping.   Except as described in this Prospectus, GE pays the costs of administering the Plan.

Purchase by check or money order	$3.00
Monthly purchase by automatic withdrawal	$1.00
Sale of stock	$10.00
+ $0.15 per share

                Because this is a summary, it may not contain all the information that may be important to you.  You should read the entire Prospectus carefully.

HOW THE PLAN WORKS

  How do I enroll in the Plan?

            To enroll in the Plan, you must be a record owner of GE stock, or you can  become a record owner by buying stock through the Plan and enrolling that stock in the Plan at the same time.  Both methods are described below.   If you live outside the U.S., see "Foreign Participation" on page 12 of this Prospectus.

  If you are a record owner (which means that you already own at least one share of GE stock in your name), request an enrollment package by calling 1-800-STOCK-GE (1-800-786-2543).  Enrollment packages are generally mailed within seven days after we receive your request.  Complete and mail back the enrollment form.
  You can become a record owner in several ways:
  You can buy GE stock through the Plan, and enroll those shares in the Plan at the same time.  Request a "New Account Application" by calling 1-800-STOCK-GE (1-800-786-2543), or download the application at http://www.ge.com/investor/gesd/images/enroll.pdf.  Complete and mail back the application.  The minimum initial purchase is $250.00, and the registration fee is $7.50.  Enclose a check or money order payable to "GE Stock Direct" in U.S. dollars, drawn on a U.S. bank, for the GE stock you are purchasing plus the registration fee.  Do not send cash.
  If you own GE stock in another name (e.g. in a broker, bank, trust or other nominee name), you can arrange with the nominee to transfer at least one share of stock into your name, and then follow the instructions for record owners in A. above.  If you do not wish to transfer shares held in nominee name, you can buy shares in your name through the Plan and immediately enroll them in the Plan, as described above.
  You can buy at least one share of GE stock in your name through a broker or other vendor, and then follow the instructions for record owners in How can I buy additional shares through the Plan?
  How can I buy additional shares through the Plan?

            After you have opened a Plan account, you can buy additional shares (including fractional shares) by mail.  You can also arrange for automatic, monthly purchases.  Each method is described below.  Each purchase can be for a minimum of $10.00 up to a maximum of $10,000.00.  Use the tear-off form found on each Plan statement.  Call us for additional forms.

            The maximum that can be invested in any week is $10,000, whether for an initial investment or additional purchases.  You must not send in more than $10,000 in any week.  If you send a check for more than $10,000, or several checks that add up to more than $10,000, or arrange for the electronic transfer of more than $10,000, within the same week, NO INVESTMENT WILL BE MADE.  The funds will be returned to you promptly by regular mail. You may pay by check or money order payable to "GE Stock Direct" in U.S. dollars, drawn on a U.S. bank, in the amount of the purchase price, plus the $3.00 transaction fee.  Third party checks and foreign checks will not be accepted and will be returned to the sender.  Do not send cash.   Send the completed form and payment to the Plan.

            Purchases are credited to Plan accounts weekly.  Because purchases are credited only weekly, there may be a delay of up to five business days between the date we receive your funds and the date that stock is credited to your Plan account.  You will not receive interest on cash held by the Plan pending investment.

            If a check submitted to pay for additional shares is returned unpaid to us, we will resell the shares purchased in reliance on the unpaid check.  We may liquidate shares in that account to reimburse us for transaction fees for the purchase and sale, plus any loss incurred on reselling the shares.

            Automatic Monthly Purchases by Automatic Withdrawal.  You may authorize us to make automatic monthly purchases of a specified dollar amount of GE stock, paid for by automatic withdrawal from your bank account by electronic funds transfer.  There will be a $1.00 charge for each transaction.

            Use the tear-off form on your Plan statement to authorize monthly purchases and automatic withdrawals.  Funds generally will be withdrawn from your bank account on the 25th day of each month (or the next business day if the 25th is not a business day).  Purchases will be made within one week after the withdrawal.  Allow four to six weeks for the initial withdrawal.  To terminate monthly purchases by automatic withdrawal, you must send us written, signed instructions.

  Do I have to have dividends reinvested?

            Dividend reinvestment is a service offered by the Plan at no charge, but it is not required.  When you enroll in the Plan, you will indicate whether you want the dividends on any or all of the shares in your account reinvested.  If you do not indicate a preference, dividends on the shares held in your Plan account on the dividend record date will be reinvested in additional shares of GE stock on the dividend payment date.

            If you choose to receive cash dividends on any of the shares in your account, you may receive them either as electronic funds deposited to the bank account you indicate on your enrollment form, or as a check mailed to the address listed for your account.

            You may change your election regarding dividend reinvestment or payment at any time, using the form on your Plan statement.  Any changes will be effective as of the next record date after we receive notice of the change.

            You should note that under U.S. federal income tax law, dividends are taxable to you even if your dividends are reinvested through the Plan.  We will mail you a Form 1099-DIV reporting your dividends (including reinvested dividends), shortly after the close of each calendar year.

  How are shares purchased for my account?

            The Bank of New York ("BNY"), GE's transfer agent and the agent for Plan participants, will buy the shares for your Plan account.  BNY may buy shares in the public markets or in privately negotiated transactions.  BNY may also buy shares of GE stock held in GE's treasury, which are shares of GE stock previously sold into the public markets and later repurchased by GE.   Purchases generally will be made for the Plan once each week.  If demand requires, purchases may be made over several days for the weekly crediting to Plan accounts.

            BNY may use BNY ESI & Co., a wholly owned subsidiary of BNY, to execute purchases and sales for Plan participants.

  What price will I pay for shares?

            If BNY buys your shares from GE's treasury, the price will be the average of the high and low prices on the New York Stock Exchange Composite Tape for GE stock on the date of purchase.

            If BNY buys your shares in the public markets or in privately negotiated transactions, the share price will be the average price of all shares purchased for the weekly crediting to Plan accounts.  Any applicable brokerage fees will be paid by GE and may be considered income to the participant.

            These share prices apply whether BNY is purchasing shares for your initial enrollment, purchasing additional shares for your account, or reinvesting dividends.

            When you send in a payment or have funds automatically withdrawn to buy GE stock, BNY will use your funds to buy the number of shares (including fractional shares to four decimal places) that can be purchased with your funds at the price described above, after deducting the transaction fees.

Non-record holders will be charged a one-time $7.50 registration fee (see Question 1).  All Plan participants will be charged the fees shown below for each additional purchase of stock by the Plan.  There are no fees for dividend reinvestment.

Purchase by check or money order	$3.00
Monthly purchase by automatic withdrawal	$1.00

  How can I keep track of account activity?

            We will mail you quarterly statements of your account balance and activity.  In addition, whenever there is activity in your account such as an additional purchase of shares, or withdrawal, transfer or sale of shares, we will mail you a separate written confirmation of that transaction.

            You can get an update on your account information by calling 1-800-STOCK-GE (1-800-786-2543) and following the instructions on the automated telephone system.  You can also speak with us, by calling the same number during normal business hours.

                Be sure to keep your Plan statements for income tax purposes.  If you believe that an error has been made in your Plan records, or that Plan mailings to you are being misdirected, lost or stolen, promptly contact us.

  What is safekeeping?  How does it work?

            Safekeeping is a service provided by the Plan.  If you have GE stock certificates, you may send them to us for deposit as book entry shares held in a Plan account.  With safekeeping, you no longer bear the cost and risk associated with the storage, loss, theft, or destruction of stock certificates.  You also may use the Plan's stock selling services if you wish to sell the shares.

            To use the safekeeping service, send your certificates to us by registered mail, insured for 2% of the current market value of the shares.  Include signed, written instructions to us to deposit the shares in a Plan account for safekeeping.  Do not endorse the certificates or complete the assignment section on the back of the certificates.  Indicate whether you want to reinvest dividends on the shares or receive cash dividends.  If you do not indicate a preference, dividends on shares submitted for safekeeping will be reinvested.  We will mail you confirmation of your deposited certificates, generally with two weeks after receipt.

  Can I get certificates for shares in my account?

            You may obtain certificates at any time, on request and without charge.  Use the form on your Plan statement to order certificates.  We will issue certificates in the exact name(s) shown on the account.  To have certificates issued in a different name, follow the procedures in Question 9.  We will send the certificates by first class mail, generally within two weeks after receiving your request.

            Certificates are issued for full shares only.  If you request an amount which includes a fractional share, we will liquidate the fractional share and send you a check for the current market value of the fractional share.

            You can continue to reinvest dividends on shares through the Plan, even though you receive certificates.

  Can I transfer Plan shares to another person?

            You can transfer shares to a person who has a Plan account, or you can set up a new Plan account for a person who does not have one, using shares transferred from your account.

            You can also transfer shares by ordering certificates for shares in your account issued in the name of another person.  We will send the certificates to the new owner by first class mail.

            If you wish to transfer shares, we must have written instructions, with your signature on the written instructions guaranteed by a bank or broker participating in the NYSE Medallion Signature Guarantee program.  This helps ensure that only the owner of the account can have shares transferred to a different account or name.  Provide the name, address, and social security or tax identification number of the new owner.

            When you have shares transferred to another account or have certificates issued in a different name, those shares will be considered withdrawn from your Plan account.  Beginning with the first dividend record date after the change in ownership, dividends on those shares will be paid to the new owner.  Dividends on shares held in the new Plan account will be reinvested, unless the new account owner directs us to pay dividends in cash.  Dividends on certificates issued in a new name will be paid by check mailed to the address of the new owner.

  How can I sell shares in my Plan account?

            To sell shares, complete and mail the tear-off form on your Plan statement (or call us for additional forms).  BNY will sell your Plan shares at the current market price on the New York Stock Exchange, within four business days after we receive your request to sell.  Sales are processed twice weekly.  There is a transaction fee of $10.00, plus $0.15 per share, for each sale of Plan shares.   These fees will be deducted from the proceeds of the sale.  We will mail your check for the net proceeds of the sale, with a Form 1099B reporting the sale of shares for income tax purposes, within three business days after the sale.  You will not receive interest on sales proceeds held pending disbursement.

            Of course, you may also sell your shares through a stockbroker of your choice, or privately.  In either case, request certificates for your shares (see Question 8 above) and proceed as you would to sell any other stock for which you have the certificates.

Please note that if your Plan account holds less than one full share, we may close the account, liquidate the fractional share and send you a check representing the market value of the fractional share that was in the account.

  How can I close my account?

            You can close your account at any time using the tear-off form on your Plan statement.  Your account will be closed within four business days after we receive your written instructions.

            When your account is closed, we will send you certificates representing all of the full shares in your account, registered in the same name as that of the account.  (If you wish a different registration, please see Question 9 above.)   We will liquidate any fractional share in your account and send you a check for the proceeds.

            Alternatively, you may direct us to sell any or all of the shares in your account.  If shares are sold, a liquidation fee of $10.00 plus $0.15 per share will be deducted from the proceeds, and we will mail you a check for the net proceeds and a Form 1099B for income tax purposes.  You will not receive interest on sales proceeds held pending disbursement.

            To close an account on the death of a sole account holder, the executor should contact us for specific instructions (refer to page 4 for contact information).

            After your account is closed, dividends on any shares of GE stock you hold will be sent to you at the address you provide, or automatically deposited in your bank account in accordance with your instructions.

ADDITIONAL INFORMATION ABOUT THE PLAN

            Voting.  If you have a Plan account, you will receive proxy materials, reports to share owners, and other materials sent to GE share owners.  The proxy card you receive will represent both the full and fractional shares in your Plan account, and shares for which you hold certificates that are not in your Plan account.

            Dividends.  The Board of Directors determines dividend record and payment dates, and dividend rates.  The Board of Directors may change the amount and timing of dividends at any time, without notice.

            Stock Splits and Stock Dividends.  Your Plan account will be adjusted to reflect any additional shares of GE stock distributed as a stock split, stock dividend or other distribution based on the shares of GE stock held in your name (including shares not held in your Plan account).  You can obtain certificates for such additional shares at any time and without charge.  See Question 8.

            Responsibility.  Neither GE nor the Plan will be liable for actions taken in good faith in administering the Plan, or for actions required by law, or for good faith omissions to act.  This includes any claims for liability relating to the prices at which shares are purchased or sold for your account, the dates of purchases or sales, or any changes in the market value of GE stock.

            Your account represents an investment in GE stock, which may increase or decrease in value.  You are responsible for the investment decisions regarding your Plan investments.  Neither GE nor the Plan can provide investment advice.

            Tax consequences of participating in the Plan can vary depending on each participant's tax situation.  You are responsible for consulting with tax advisors to determine the tax effect of Plan participation in light of current and proposed federal, state, local, foreign and other tax laws.

            You are responsible for costs that you incur in connection with Plan participation - for example, the cost of sending certificates or other materials to us, fees that your bank may charge you for electronic funds transfer, or delivery fees for certificates or payments we send to you by means other than first class mail, at your request.

            Changes in the Plan.  This Prospectus (including any supplements or revisions that may be distributed in the future) sets forth the terms of the Plan.  GE may change the terms of the Plan, including applicable fees, or terminate the Plan, at any time.  We will mail you a supplemental or revised prospectus before any material changes in the Plan are effective.  GE and BNY may change their administrative procedures without notice, if the changes do not change material terms of the Plan.

            Foreign Participation.  If you live outside the U.S., you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan, or affect the terms of the Plan.  GE has the right to terminate participation of any share owner if it deems it advisable under any foreign laws or regulations.  Tax consequences of Plan participation may vary under foreign laws or regulations, and you should determine the tax treatment of Plan features, such as dividend reinvestment, before you decide to invest through the Plan.  Call (713) 651-5065 for more information.

            Use of Proceeds.  Proceeds from the sale of GE treasury shares through the Plan, if any, will be used by GE for general corporate purposes.

            Legal Matters. The Plan is governed by the laws of the State of New York, GE's state of incorporation.  GE's Corporate Counsel, Robert E. Healing, has given GE his legal opinion regarding the validity of the GE stock offered by this Prospectus.

            Experts.  KPMG LLP, independent certified public accountants, audited GE's consolidated financial statements as of Decmeber 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001.  GE's Annual Report on Form 10-K includes these financial statements and the auditors' report.  This Prospectus incorporates the financial statements and report by reference, relying on KPMG LLP's authority as experts in accounting and auditing.

INFORMATION ABOUT GE

            GE is one of the largest and most diversified industrial corporations in the world.  GE has engaged in developing, manufacturing and marketing in a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892.  Over the years, GE has developed or acquired new technologies and services that have broadened considerably the scope of its activities

            GE's products include major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; and engineered materials, such as plastics, silicones and superabrasive industrial diamonds.

            GE's services include product services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and computer-related information services. Through its affiliate, the National Broadcasting Company, Inc., GE delivers network television services, operates television stations, and provides cable, Internet and multimedia programming and distribution services. Through another affiliate, General Electric Capital Services, Inc., GE offers a broad array of financial and other services including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, and specialty insurance and reinsurance.

            GE's principal executive offices are located at 3135 Easton Turnpike, Fairfield, CT 06828 (telephone (203) 373-2211).

            Where to Obtain Additional Information about GE.  GE files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy any such reports, statements or other information that GE files, at the SEC's Public Reference Room at 450 Fifth Street, N.W., in Washington, D.C.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. GE's SEC filings are also available from the New York Stock Exchange, from commercial document retrieval services and from the Internet site maintained by the SEC at http://www.sec.gov.

            The SEC allows GE to "incorporate by reference" the information it files with the SEC.  This means that important disclosures contained in GE's SEC filings, although not repeated in this Prospectus, are considered to be included in this Prospectus, because the filings are listed below.  Later information filed with the SEC will update and supersede the information in the documents listed below.  These later filings also will be considered to be included in this Prospectus.  The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, comprise the incorporated documents:

  GE's Annual Report on Form 10-K for the year ended December 31, 2001.
  GE's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.
  GE's Current Report on Form 8-K dated March 25, 2002.
  The description of GE stock contained in the Registration Statement on Form S-4 (File No. 333-40052), and any document filed which updates such description.

            For information about the Plan or GE, you should rely only on the information contained in this Prospectus or incorporated by reference.  GE has not authorized anyone else to provide you with different or additional information.  The information in this Prospectus is accurate as of the date of the Prospectus (July __, 2002).  This information will be updated by means of supplemental or revised prospectuses, and by the future filing of GE's reports with the SEC, described above.

            GE will provide, without charge, a copy of any or all of the documents incorporated by reference in this Prospectus (but not exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents).  Direct your request for copies to GE Corporate Investor Communications; 3135 Easton Turnpike; Fairfield, CT 06431 (telephone (203) 373-2816).  Information about GE is also available at GE's Internet site at http://www.ge.com.

PART II.

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Accounting Fees	$3,500
Legal Fees	20,000
Printing and Mailing Expenses	230,000
Miscellaneous	10,000
Total Expenses	$263,500

Item 15.  Indemnification of Directors and Officers.

            Section 721 of the New York Business Corporation Law - hereinafter, referred to as the "NYBCL" - provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its shareowners or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

            Section 722 (a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, has no reasonable cause to believe that his conduct was unlawful.

            Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action or in connection with an appeal therein if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interest of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of a threatened or pending action which is settled or otherwise disposed of, or any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

            Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

            Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized. Section 722 and Section 723 of the NYBCL contain certain other miscellaneous provisions affecting the indemnification of directors and officers.

            Section 726 of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above section, (2) directors and officers in instances in which they may be indemnified by a corporation under such section, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

Section 6 of the Registrant's Certificate of Incorporation, as amended, provides as follows:

A person who is or was a director of the corporation shall have no personal liability to the corporation or its shareholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York.

Article XI of the Registrant's By-laws, as amended, provides as follows:

  The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation, of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney's fees, incurred in connection with such action or proceeding or any appeal therein; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.  The benefits of this Paragraph a shall extend to the heirs and legal representatives of any person entitled to indemnification under this paragraph.
  The Company may, to the extent authorized from time to time by the board of Directors, or by a committee comprised of members of the Board or members of management as the Board may designate for such purpose, provide indemnification to employees or agents of the Company who are not officers or directors of the Company with such scope and effect as determined by the Board, or such committee.
  The Company may indemnify any person to whom the Company is permitted by applicable law to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-laws authorize the creation of other rights in any such manner.  The right to be indemnified and to the reimbursement or advancement of expenses incurred in defending a proceeding in advance of its final disposition authorized by this Paragraph C shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-laws, agreement, vote of shareholders or disinterested directors or otherwise.
  The right to indemnification conferred by Paragraph A shall, and any indemnification extended under Paragraph B or Paragraph C may, be retroactive to events occurring prior to the adoption of this Article XI, to the fullest extent permitted by applicable law.
  This Article XI may be amended, modified or repealed either by action of the Board of Directors of the Company or by the vote of the shareholders.

Item 16.  Exhibits.

See Exhibit Index.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

            (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
  To reflect in the prospectus any facts or event arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act as is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fairfield, State of Connecticut, on July 17, 2002.

GENERAL ELECTRIC COMPANY
By:	/s/ Philip D. Ameen

Philip D. Ameen, Vice President and Comptroller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

*Keith S. Sherin	Senior Vice President-Finance Principal Financial Officer

Philip D. Ameen	Vice President and Comptroller Principal Accounting Officer	July 17, 2002

*Jeffrey R. Immelt	Chairman of the Board of Directors Principal Executive Officer

*James I. Cash, Jr.	Director
*Dennis D. Dammerman	Director
*Ann M. Fudge	Director
*Andrea Jung	Director
*Kenneth G. Langone	Director
*Rochelle B. Lazarus	Director
*Douglas A. Warner III	Director
*Robert C. Wright	Director
*Gary L. Rogers	Director
*Andrew C. Sigler	Director

A Majority of the Board of Directors

*By:	/s/ Philip D. Ameen

Philip D. Ameen, Attorney-in-Fact

Exhibit Index

Exhibit 5	Opinion of Robert E. Healing*
Exhibit 23(a):	Consent of KPMG LLP*
Exhibit 23(b):	Consent of Robert E. Healing (included in Exhibit 5)*
Exhibit 24(a):	Power of Attorney of certain Officers and Directors of GE*

* Filed electronically herewith.